Exhibit 99.1

News Release

Contact:	Sue Neumann (media), 314-656-5827
Tim Griffith (investors), 314-656-5251
www.smurfit-stone.com

SMURFIT-STONE REACHES AGREEMENT WITH STOCKHOLDERS

EXPECTS TO EXIT FROM CHAPTER 11 BY EARLY SUMMER 2010

CREVE COEUR, Mo., and CHICAGO, May 24, 2010 — Smurfit-Stone Container Corporation today announced that it has reached a resolution with Mariner Investment Group LLC and Senator Investment Group LP, each an investment advisor to funds under management, as holders of the Company’s preferred stock, and funds and accounts managed by P. Schoenfeld Asset Management LP and Fir Tree, Inc., as holders of the Company’s common stock, who  were prosecuting objections to the Company’s Chapter 11 Plan of Reorganization (collectively, the “Holders”).

In general, this resolution provides that certain of the new common stock of the reorganized Company that the plan previously provided for distribution to the general unsecured creditors of the Company (the “New SSCC Common Stock Pool”) will now be distributed to the Company’s current stockholders.  Specifically, 2.25 percent of the New SSCC Common Stock Pool will be distributed pro rata to the Company’s existing preferred stockholders and 2.25 percent of the New SSCC Common Stock Pool will be distributed pro rata to the Company’s existing common stockholders.  Additionally, the resolution provides for the payment of certain of the fees and expenses of the Holders and their professionals.  The resolution has the support of the Official Committee of Unsecured Creditors.

“Reaching this agreement with our stockholders is a major milestone for our company and positions us to emerge from bankruptcy in the coming weeks,” said Patrick J. Moore, chairman and CEO of Smurfit-Stone.  “Our focus has been, and continues to be, driving value for our stakeholders and helping our customers grow their businesses.”

The Company will ask the United States Bankruptcy Court to approve notice procedures with respect to this resolution and to schedule a hearing to approve the resolution and related non-material modifications to the Company’s Chapter 11 Plan of Reorganization.  This resolution resolves all of the objections to the confirmation of the Chapter 11 plan raised by the Holders and as a result, the Company anticipates an exit from Chapter 11 by early Summer 2010.

Smurfit-Stone’s U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code and under the Companies’ Creditors Arrangement Act (CCAA) in Canada on January 26, 2009.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers, and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange.  Smurfit-Stone generated revenue of $5.57 billion in 2009; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com